Exhibit 99.1

Commercial Wireless, Government and Military Find Antenna Products Solutions That Solve Their Very Specific Needs Easily on New Website

Antenna Products Corporation Announces Major Website Upgrade

MINERAL WELLS, Texas--(BUSINESS WIRE)--October 21, 2010--Antenna Products Corporation, a wholly owned subsidiary of PHAZAR CORP, (NASDAQ: ANTP) announced that its newly upgraded Website went live today. Garland P. Asher, Chairman and CEO, said, “For over half a century, longer than virtually any active antenna manufacturer, Antenna Products has been designing and manufacturing antennas and antenna systems, building what others could not. Because no other antenna manufacturer offers such an extensive product line, it was time to make available more detailed information about our product range by building a completely new Website, which represents a major step forward for us.” Antenna Products has four main featured product categories: Antennas including Government/Commercial custom manufacturing, Antenna Towers, Distributed Antenna System (DAS), and Wireless Mesh Networking. Now it is much easier for these government, military and commercial customers to navigate the site using twenty-four specific product groupings to find their solutions. Access to all information on the Website remains unrestricted.

One of our newest product lines featured on the new Phazar Antenna Website is the Distributed Antenna System (DAS) antennas. The products have been developed to address coverage problems in metropolitan and urban areas that wireless carriers require for future advanced services. A variety of omni-directional antenna combinations are available sold under the Phazar Antenna brand that can be mounted on utility poles, street lights, lamp-posts, traffic lights and monopoles to achieve coverage that allows the end customer to stay connected.

PHAZAR CORP (NASDAQ: ANTP) designs, manufactures and markets antennas, wireless mesh network solutions, towers, support structures, masts and communication accessories worldwide.

About PHAZAR CORP:

PHAZAR CORP (NASDAQ: ANTP) under the PHAZAR brand, designs, manufactures and markets a complete line of commercial wireless antennas for telecom and wireless data industries applications and communication accessories worldwide. The PHAZAR antenna brand focuses on systems for use by PCS, Cellular, wireless Internet, wireless LAN, MMDS and WLL providers. These product lines cover the spectrum from 144 MHz to 6 GHz. They include the new multi-band antennas for Distributed Antenna System, omnidirectional antennas, directional and dual and quad antennas in panel, waveguide, horn , Wireless Local Loop, Yagi, Downtilt, High Gain Base Station Antennas for many WiMAX frequency bands, including BRS/MMDS, WCS/WiBro, Wireless Local Loop and UNII-Band as well as WiFi systems. Custom wireless antenna design and manufacturing is available for application specific frequencies used in asset tracking, toll booth systems, utility meter reading, transportation communications and E-911 positioning technology in ISM, GPS, AMR, ITS, L-Band and other frequency bands.

About Antenna Products:

Antenna Products Corporation, a wholly owned subsidiary of PHAZAR CORP, is a fully integrated company with Research and Development, Design, Manufacturing, Testing and Support Services at their 104,000 square foot corporate facility. Additional Testing and Modeling is at an offsite 50 acres facility both in Mineral Wells, Texas. For half a century, longer than virtually any active antenna manufacturer, Antenna Products has been designing, manufacturing and marketing antennas and antenna systems, while accepting custom design projects. These antennas cover the RF spectrum, from kilohertz to gigahertz and support countless mission critical military wireless mesh, air/sea navigation, ILS and voice/data communications applications Antenna Products also designs and manufactures a product line of antenna accessories including towers, telescoping masts, rotators, rotator controls, HF baluns and tower safety climbing equipment.

Antenna Products' brand of Military Wireless Mesh Networking, another new product line, offers Military Mesh Radio (MMR) designed to perform in a military environment and Tactical Mesh Radio (TMR) designed to operate in the field, both maintaining Level 2 encryption and certified FIPS 140-2 by NIST: iSPY – Cast Fire Solutions; RifleCam and Scout Cam, image sharing cameras used as video sensors for iSPY TMR/MMR systems: Emergency Mesh Radio (EMR), military-grade allows for fast and reliable sharing of data across multiple nodes. Commercial Mesh Radio (CMR), a dynamic wireless mesh networking device that utilized multiple-radio, frequency, and channel capabilities to deliver a "true-mesh" wireless enterprise solution is also available.

Product information is available at www.antennaproducts.com, www.truemeshnetworks.com and www.phazar.com.

The common stock of PHAZAR CORP is listed on the NASDAQ Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

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CONTACT:
Antenna Products Corporation
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@phazarcorp.com